Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nature’s Sunshine Products, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Carry Forward Securities

Fees Previously Paid	Equity	Common Stock, no par value per share(1)	457(c)	2,929,001	(2)	(2)	(2)	(2)

	Total Offering Amounts							$5,630.55

	Total Fees Previously Paid							$5,630.55

	Total Fee Offsets							$0.00

	Net Fees Due							$0.00

(1)

Represents the sum of up to 2,929,001 shares of Common Stock issued or issuable acquired by the Selling Stockholder (i) in a private placement of our common stock, or (ii) upon the exercise or vesting of previously issued awards granted under a compensatory plan or arrangement with us.

(2)

This registration statement registers 2,929,001 shares of Common Stock. This registration statement was initially filed with the Securities and Exchange Commission (“SEC”) on July 12, 2021 as a Registration Statement on Form S-3 (File No. 333-257823) registering up to (x) $125,000,000 in aggregate principal amount of common stock, preferred stock, warrants, debt securities, subscription rights and units and (y) 5,700,000 shares of common stock, at which time a filing fee of $24,594.85, computed in accordance with Rule 457 under the Securities Act, was paid. Of that filing fee amount, $5,630,55 related to the 2,929,001 offered by the Selling Stockholder.